EXHIBIT 99.1
PANHANDLE OIL AND GAS INC.
Reports Intent to Purchase Fayetteville Assets
OKLAHOMA CITY, OK, October 4 , 2011 — PR Newswire — PANHANDLE OIL AND GAS INC. (NYSE: PHX) today reported that it has agreed to purchase interests in 193 non-operated natural gas wells and 1,531 acres of leasehold located in Van Buren, Conway and Cleburne Counties, Arkansas for $17,500,000 from a private seller. The transaction is projected to close on or about October 25, 2011 with an effective date of September 1, 2011. The properties are principally located in the core of the prolific Fayetteville Shale natural gas play and are primarily operated by the play’s premier operator. The acquisition will be funded with a combination of existing cash on hand and the Company’s credit facility with Bank of Oklahoma.
The 1,531 acres of leasehold are located in 69 drilling units with 82% of the leasehold being held by production. The estimated net proved developed producing reserves are approximately 9.2 Bcfe and there are approximately 15.2 Bcfe of identified undeveloped reserves on the properties. In the fourth calendar quarter of 2011, net production from the existing producing wells included in the acquisition is projected to be approximately 2.7 Mmcf per day. In addition, there are approximately 240 future infill drilling locations identified on the leasehold, assuming development of 8 wells per unit.
Michael C. Coffman, President and CEO said, “We are pleased to be able to add this package of high quality properties to our existing holdings in the Fayetteville. These properties will increase our acreage holdings in the core area of the Fayetteville by 18% and the current production from the properties will increase total Panhandle production by approximately 12%. In addition to this acquisition, we have purchased 1,160 net fee mineral acres in the Fayetteville over the last couple of months. The total acreage added in the combined transactions amounts to 2,691 net acres, an addition of 37% to our net acreage holdings in the Fayetteville”
Panhandle Oil and Gas Inc. (NYSE-PHX) is engaged in the exploration for and production of natural gas and oil. Additional information on the Company can be found at www.panhandleoilandgas.com.
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